Exhibit 99.1
News Release

For more information contact:

Media Relations: Britt Zarling Corporate Communications Fiserv, Inc. 414-378-4040 britt.zarling@fiserv.com	Investor Relations: Peter Poillon Investor Relations Fiserv, Inc. 212-266-3565 peter.poillon@fiserv.com

For Immediate Release

Fiserv Reports Third Quarter 2019 Results
Company completed its acquisition of First Data in the quarter;
GAAP revenue growth of 122% in the quarter and 44% year to date;
GAAP EPS decrease of 40% in the quarter and 36% year to date;
Internal revenue growth of 6% in both the quarter and year to date;
Adjusted EPS increase of 17% in the quarter and 16% year to date;
Company now expects 2019 internal revenue growth of 6%
and adjusted EPS growth of 16% to 17% for the full year

BROOKFIELD, Wis., November 6, 2019 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of payments and financial services technology solutions, today reported financial results for the third quarter of 2019.
Completion of First Data Corporation Acquisition
On July 29, 2019, Fiserv, Inc. ("Fiserv") completed the acquisition of First Data Corporation ("First Data") in an all-stock transaction. The company filed a Form 8-K on October 3, 2019 with detailed financial information to provide historical results on a combined company basis with First Data.
Third Quarter 2019 GAAP Results
On a GAAP basis, the financial results of First Data are included in the consolidated results of Fiserv from the date of acquisition. GAAP revenue for the company increased 122% to $3.13 billion in the third quarter of 2019 compared to the prior year period, with $1.61 billion from the First Data segment, 10% growth in the Payments segment and 4% growth in the Financial segment. For the first nine months of 2019, GAAP revenue increased 44% to $6.14 billion compared to the prior year period, with $1.61 billion from the First Data segment, 9% growth in the Payments segment and 1% growth in the Financial segment.
GAAP earnings per share was $0.33 in the third quarter and $1.39 in the first nine months of 2019, decreasing 40% and 36%, respectively, compared to the prior year periods. GAAP earnings per share in the third quarter and the first nine months of 2019 included transaction costs associated with the First Data acquisition and acquired intangible asset amortization from the application of purchase accounting. GAAP earnings per share in the first nine months of 2018

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included a gain on the sale of a 55% interest of the company's Lending Solutions business (the "Lending Transaction").
GAAP operating margin was 12.0% in the third quarter and 18.4% in the first nine months of 2019 compared to 25.2% in the third quarter and 31.0% in the first nine months of 2018. GAAP operating margin in the third quarter and the first nine months of 2019 included the operating margin impacts from transaction costs and acquired intangible asset amortization associated with the acquisition of First Data. GAAP operating margin in the first nine months of 2018 included a $227 million gain resulting from the Lending Transaction.
Net cash provided by operating activities was $1.6 billion in the first nine months of 2019 compared to $981 million in the first nine months of 2018.
"We delivered strong financial and sales results in the third quarter while focusing on providing differentiated value for clients across the new Fiserv," said Jeffery Yabuki, Chairman and Chief Executive Officer of Fiserv. "Our primary market focus is to enhance the manner in which consumers and business engage in banking, commerce and financial services to produce meaningful value for all of our stakeholders."
Third Quarter 2019 Non-GAAP Results and Additional Information
On an adjusted non-GAAP basis, the company's financial performance measures in this news release, including adjusted revenue, internal revenue, adjusted operating margin, adjusted net income, adjusted earnings per share and free cash flow, have been recalculated to provide current and historical results on a combined company basis to enhance investors' ability to evaluate Fiserv's operating performance on a combined basis with First Data.

•	Adjusted revenue increased 5% to $3.62 billion in the third quarter and 4% to $10.73 billion in the first nine months of 2019 compared to the prior year periods.

•	Internal revenue growth, on a constant currency basis, was 6% in the third quarter, with 7% growth in the First Data segment, 6% growth in the Payments segment and 4% growth in the Financial segment.

•
Internal revenue growth, on a constant currency basis, was 6% in the first nine months of 2019, with 7% growth in the First Data segment, 5% growth in the Payments segment and 4% growth in the Financial segment.

•	Adjusted earnings per share increased 17% to $1.02 in the third quarter and 16% to $2.87 in the first nine months of 2019 compared to the prior year periods.

•	Adjusted operating margin increased 130 basis points to 29.8% in the third quarter and increased 100 basis points to 29.1% in the first nine months of 2019 compared to the prior year periods.

•	Free cash flow increased 13% to $2.3 billion in the first nine months of 2019 compared to $2 billion in the prior year period.

•	Actual sales results were up 15% in the quarter and up 8% in the first nine months of 2019 compared to the prior year periods.

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•
The company reinstated its share repurchase program late in the third quarter and repurchased 341 thousand shares in the quarter, and 2 million shares in the first nine months of 2019, for $35 million and $156 million, respectively.

Outlook for 2019
Fiserv now expects internal revenue growth of 6% for the full year and expects adjusted earnings per share in a range of $3.98 to $4.02, or growth of 16% to 17% for the period.
"We believe our financial performance along with early synergy benefits should translate to strong full year results and set a foundation for an even better 2020," said Yabuki.
Earnings Conference Call
The company will discuss its third quarter 2019 results on a conference call and webcast at 4 p.m. CT on Wednesday, November 6, 2019. To register for the event, go to fiserv.com and click on the Q3 Earnings webcast link. Supplemental materials will be available in the "Investor Relations" section of the website.
About Fiserv
Fiserv, Inc. (NASDAQ: FISV) aspires to move money and information in a way that moves the world. As a global leader in payments and financial technology, the company helps clients achieve best-in-class results through a commitment to innovation and excellence in areas including account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the CloverTM cloud-based point-of-sale solution. Fiserv is a member of the S&P 500® Index and the FORTUNE® 500, and is among the FORTUNE Magazine World's Most Admired Companies®. Visit fiserv.com and follow on social media for more information and the latest company news.
Use of Non-GAAP Financial Measures
Due to the financial impact of the First Data acquisition, the company's non-GAAP financial performance measures have been recalculated in this news release on a combined company basis for both the third quarter and first nine months of 2019 and 2018. The combined financial information has been prepared by making certain adjustments to the sum of historical First Data financial information determined in accordance with generally accepted accounting principles ("GAAP") and historical Fiserv financial information determined in accordance with GAAP. The historical combined financial information includes various estimates and is not necessarily indicative of the operating results of the combined companies had the transaction been completed at the assumed dates or of the combined companies in the future. The historical combined financial information does not reflect any cost savings or other synergies anticipated as a result of the acquisition. In addition, the historical combined financial information does not reflect the impact of any purchase accounting adjustments that may arise from the acquisition as those impacts would be excluded in the preparation of the combined financial information. The combined financial information is not pro forma information prepared in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

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The company supplements its and First Data's historical reporting of information determined in accordance with GAAP, such as revenue, operating income, operating margin, net income, earnings per share and net cash provided by operating activities, with "combined revenue," "adjusted revenue," "internal revenue," "internal revenue growth," "combined operating income," "adjusted operating income," "adjusted operating margin," "combined net income attributable to Fiserv," "adjusted net income," "combined earnings per share," "adjusted earnings per share," "combined net cash provided by operating activities," and "free cash flow." Management believes that providing combined historical financial information, making adjustments for certain non-cash or other items and excluding certain pass-through revenue and expenses with respect to such combined information should enhance shareholders' ability to evaluate the combined company's performance, including providing a reasonable basis of comparison with its results for post-acquisition periods and providing additional insights into the factors and trends affecting the combined company's business. Therefore, the company excludes these items from its and First Data's historical combined revenue, combined operating income, combined net income attributable to Fiserv, combined earnings per share and combined net cash provided by operating activities to calculate these non-GAAP measures. The corresponding reconciliations of these adjusted financial measures to the most comparable GAAP measures are included in this news release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash and other items described below that are excluded from the non-GAAP outlook measures. See page 18 for additional information regarding the company's forward-looking non-GAAP financial measures.
Examples of non-cash or other items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions; non-cash intangible asset amortization expense associated with acquisitions; non-cash impairment charges; severance and restructuring costs; net charges associated with debt financing activities including foreign currency transaction gains, early debt extinguishment and bridge financing costs; merger and integration costs; gains or losses from the sale of businesses; and certain discrete tax benefits and expenses. The company excludes these items to more clearly focus on the factors management believes are pertinent to the company's operations, and management uses this information to make operating decisions, including the allocation of resources to the company's various businesses.
The company adjusts its non-GAAP results to exclude amortization of acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of acquisition-related intangible asset amortization supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

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Management believes internal revenue growth is useful because it presents combined adjusted revenue growth including deferred revenue purchase accounting adjustments and excluding the impact of foreign currency fluctuations, acquisitions, dispositions and the company's Output Solutions postage reimbursements. Management believes free cash flow is useful to measure the funds generated in a given period that are available for debt service requirements and strategic capital decisions. Management believes this supplemental information enhances shareholders' ability to evaluate and understand the company's core business performance.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, net income, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated internal revenue growth, adjusted earnings per share and adjusted earnings per share growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should,” or words of similar meaning. Statements that describe the company's future plans, objectives or goals are also forward-looking statements.
Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that could cause the company’s actual results to differ materially include, among others: the possibility that the company may be unable to achieve expected synergies and operating efficiencies from the acquisition of First Data within the expected time frames or at all or to successfully integrate the operations of First Data into the company's operations; such integration may be more difficult, time-consuming or costly than expected; profitability following the transaction may be lower than expected, including due to unexpected costs, charges or expenses resulting from the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; unforeseen risks relating to the company's liabilities or those of First Data may exist; the company's ability to meet expectations regarding the accounting and tax treatments of the transaction; the company's ability to compete effectively against new and existing competitors and to continue to introduce competitive new products and services on a timely, cost-effective basis; changes in customer demand for the company's products and services; rapid technological developments and changes, and the ability of the company's technology to keep pace with a rapidly evolving marketplace; the successful management of the company's merchant alliance program which involves several alliances not under its sole control; the impact of a security breach or operational failure on the company's business including disruptions at other participants in the global financial system; the failure of the company's third party vendors and merchants to satisfy their obligations; the successful management of credit and fraud risks in the company's business units and merchant alliances; changes in local, regional, national and international economic or political conditions and the impact they may have on the company and its customers; the effect of

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proposed and enacted legislative and regulatory actions affecting the financial services industry as a whole and/or the company and its subsidiaries individually or collectively; the company's ability to comply with government regulations and applicable card association and network rules; the protection and validity of intellectual property rights; the outcome of pending and future litigation and governmental proceedings; the company's ability to successfully identify, complete and integrate acquisitions, and to realize the anticipated benefits associated with the same; the impact of the company's strategic initiatives; the company's ability to attract and retain key personnel; changes in the interest rate environment that increase interest on the company's borrowings or the interest rate at which the company can refinance its borrowings; adverse impacts from currency exchange rates or currency controls imposed by any government or otherwise; and other factors included in “Risk Factors” in the company's and First Data's Annual Reports on Form 10-K for the year ended December 31, 2018, and in other documents that the company files with the SEC, which are available at http://www.sec.gov. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this news release.

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Fiserv, Inc.
Condensed Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Processing and services	$2,608	$1,223	$5,229	$3,668
Product	520	189	913	604
Total revenue	3,128	1,412	6,142	4,272

Expenses
Cost of processing and services	1,204	568	2,445	1,696
Cost of product	413	181	755	551
Selling, general and administrative	1,137	305	1,821	930
(Gain) loss on sale of businesses	—	2	(10)	(227)
Total expenses	2,754	1,056	5,011	2,950

Operating income	374	356	1,131	1,322
Interest expense, net	(164)	(45)	(279)	(134)
Debt financing activities	49	(8)	(47)	(8)
Other (expense) income	(3)	1	—	3

Income before income taxes and income from investments in unconsolidated affiliates	256	304	805	1,183
Income tax provision	(53)	(78)	(144)	(290)
Income from investments in unconsolidated affiliates	22	1	12	8

Net income	225	227	673	901
Less: net income attributable to noncontrolling interests	27	—	27	—

Net income attributable to Fiserv	$198	$227	$646	$901

GAAP earnings per share attributable to Fiserv - diluted	$0.33	$0.55	$1.39	$2.16

Diluted shares used in computing earnings per share attributable to Fiserv	596.9	412.0	465.2	416.6

Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.
Reconciliation of GAAP to
Adjusted Net Income and Adjusted Earnings Per Share
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

GAAP net income	$198	$227	$646	$901
GAAP net income attributable to First Data [1]	(141)	401	303	843
Combined net income attributable to Fiserv	57	628	949	1,744
Combined adjustments:
Merger and integration costs [2]	217	16	319	50
Severance and restructuring costs [3]	37	40	75	124
Amortization of acquisition-related intangible assets [4]	400	147	689	445
Debt financing activities [5]	186	10	287	11
Impact of divestitures [6]	—	(9)	—	(28)
Non wholly-owned entity activities [7]	(2)	(6)	(20)	(26)
Tax impact of adjustments [8]	(193)	(46)	(311)	(133)
Gain on sale of businesses [6]	—	(202)	(7)	(429)
Tax impact of gain on sale of businesses [8]	—	14	2	91
Discrete tax items [9]	8	19	8	(88)
Adjusted net income	$710	$611	$1,991	$1,761

Weighted average common shares outstanding - diluted	596.9	412.0	465.2	416.6
Issuance of shares for combination	95.4	286.3	222.7	286.3
Dilutive impact of exchanged equity awards	2.6	7.8	6.0	7.8
Combined weighted average common shares outstanding - diluted [10]	694.9	706.1	693.9	710.7

GAAP earnings per share [10]	$0.33	$0.55	$1.39	$2.16

Combined earnings per share [10]	$0.08	$0.89	$1.37	$2.45
Combined adjustments - net of income taxes:
Merger and integration costs [2]	0.24	0.02	0.35	0.06
Severance and restructuring costs [3]	0.04	0.04	0.08	0.13
Amortization of acquisition-related intangible assets [4]	0.44	0.16	0.76	0.48
Debt financing activities [5]	0.21	0.01	0.32	0.01
Impact of divestitures [6]	—	(0.01)	—	(0.03)
Non wholly-owned entity activities [7]	—	(0.01)	(0.02)	(0.03)
Gain on sale of businesses [6]	—	(0.27)	(0.01)	(0.48)
Discrete tax items [9]	0.01	0.03	0.01	(0.12)
Adjusted earnings per share	$1.02	$0.87	$2.87	$2.48
See page 3 for disclosures related to the use of non-GAAP financial measures.
Earnings per share is calculated using actual, unrounded amounts.

[1]
Represents the financial results of First Data prior to the date of acquisition. For the three and nine months ended September 30, 2019, this includes the results of First Data from July 1, 2019 through July 28, 2019 and from January 1, 2019 through July 28, 2019, respectively. For the three and nine months ended September 30, 2018, this includes the results of First Data from July 1, 2018 through September 30, 2018 and from January 1, 2018 through September 30, 2018, respectively.

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[2]
Represents acquisition and related integration costs incurred as a result of the company's various acquisitions. Merger and integration costs include $200 million and $280 million in the third quarter and first nine months of 2019, respectively, related to the acquisition of First Data and primarily consist of legal and other professional service fees and incremental share-based compensation associated with the fair value of stock awards assumed by Fiserv in connection with the First Data acquisition.

[3]	Represents severance and other costs associated with the achievement of ongoing expense management initiatives, including real estate and data center consolidation activities.

[4]
Represents amortization of intangible assets acquired through various acquisitions, including customer relationships, software/technology, and tradenames. This adjustment does not exclude the amortization of other intangible assets such as contract assets (sales commissions and deferred conversion costs), capitalized and purchased software, and financing costs and debt discounts. See additional information on page 17 for an analysis of the company's amortization expense.

[5]
Represents losses on early debt extinguishments and other costs associated with the refinancing of certain indebtedness of First Data. Debt financing activities in the first nine months of 2019 include $220 million of early debt extinguishment costs and $98 million of bridge term loan facility expenses, partially offset by $50 million of net currency transaction gains related to foreign currency denominated debt.

[6]
Represents the earnings attributable to divested businesses and the gain on the associated divestiture transactions. The divested businesses include First Data’s card processing business in Central and Southeastern Europe, First Data’s remittance processing business, and a 55% interest in Fiserv's Lending Solutions business in September 2018, August 2018 and March 2018, respectively.

[7]
Represents the company’s share of amortization of acquisition-related intangible assets at its unconsolidated affiliates, as well as the minority interest share of amortization of acquisition-related intangible assets at its subsidiaries in which it holds a controlling financial interest. This adjustment also includes a $14 million net gain on the merger of a joint venture in the third quarter and first nine months of 2019.

[8]
The tax impact of adjustments is calculated using a tax rate of 23%, which is expected to approximate the combined company's annual effective tax rate, exclusive of the actual tax impacts associated with the net gain on sale of businesses.

[9]
Represents certain discrete tax items, such as tax effects associated with U.S. federal tax reform and tax impacts from valuation allowance releases, tax reserves and non-deductible transaction costs associated with the acquisition of First Data.

[10]
GAAP earnings per share is computed by dividing GAAP net income by the weighted-average number of common shares outstanding - diluted during the period. Combined earnings per share is computed by dividing combined net income attributable to Fiserv by the combined weighted average common shares outstanding - diluted during the period. The combined weighted average common shares outstanding - diluted is computed based on the historical Fiserv weighted average shares outstanding - diluted determined in accordance with GAAP, adjusted to include the Fiserv shares issued as merger consideration and shares subject to First Data equity awards assumed by Fiserv in connection with the First Data acquisition for all periods presented.

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Fiserv, Inc.
Financial Results by Segment
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Total Company
Revenue	$3,128	$1,412	$6,142	$4,272
First Data revenue [1]	808	2,369	5,609	7,099
Combined revenue	3,936	3,781	11,751	11,371
Combined adjustments:
Intercompany eliminations [2]	—	(2)	(4)	(6)
Output Solutions postage reimbursements [3]	(237)	(249)	(730)	(755)
Deferred revenue purchase accounting adjustments	6	—	6	3
Merchant Services adjustment [4]	(88)	(94)	(290)	(297)
Adjusted revenue	$3,617	$3,436	$10,733	$10,316

Operating income	$374	$356	$1,131	$1,322
First Data operating income [1]	99	679	1,088	1,563
Combined operating income	473	1,035	2,219	2,885
Combined adjustments:
Merger and integration costs	217	16	319	50
Severance and restructuring costs	37	40	75	124
Amortization of acquisition-related intangible assets	400	147	689	445
Merchant Services adjustment [4]	(48)	(57)	(169)	(172)
Gain on sale of businesses	—	(202)	(7)	(429)
Adjusted operating income	$1,079	$979	$3,126	$2,903

Operating margin	12.0%	25.2%	18.4%	31.0%
Adjusted operating margin	29.8%	28.5%	29.1%	28.1%

First Data [5]
First Data revenue	$2,422	$2,369	$7,223	$7,099
Adjustments:
Intercompany eliminations [2]	—	(1)	(2)	(4)
Output Solutions postage reimbursements	(172)	(179)	(521)	(531)
Deferred revenue purchase accounting adjustments	6	—	6	—
Merchant Services adjustment [4]	(88)	(94)	(290)	(297)
First Data adjusted revenue	$2,168	$2,095	$6,416	$6,267

First Data operating income	$589	$653	$1,775	$1,746
Adjustments:
Merger and integration costs	23	1	30	3
Severance and restructuring costs	3	22	7	54
Amortization of acquisition-related intangible assets	100	107	300	325
Merchant Services adjustment [4]	(48)	(57)	(169)	(172)
Gain on sale of businesses	—	(88)	—	(88)
First Data adjusted operating income	$667	$638	$1,943	$1,868

First Data operating margin	24.4%	27.6%	24.6%	24.5%
First Data adjusted operating margin	30.7%	30.5%	30.3%	29.8%

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Fiserv, Inc.
Financial Results by Segment (cont.)
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Payments and Industry Products ("Payments")
Revenue	$926	$844	$2,757	$2,523
Adjustments:
Intercompany eliminations [2]	—	(1)	(2)	(2)
Output Solutions postage reimbursements [3]	(65)	(70)	(209)	(224)
Deferred revenue purchase accounting adjustments	—	—	—	3
Adjusted revenue	$861	$773	$2,546	$2,300

Operating income	$309	$267	$899	$807
Adjustments:
Merger and integration costs	—	—	—	2
Adjusted operating income	$309	$267	$899	$809

Operating margin	33.3%	31.5%	32.6%	32.0%
Adjusted operating margin	35.9%	34.4%	35.3%	35.2%

Financial Institution Services ("Financial")
Revenue	$596	$574	$1,798	$1,780

Operating income	$196	$187	$598	$590

Operating margin	32.9%	32.7%	33.3%	33.2%

Corporate and Other
Revenue	$(8)	$(6)	$(27)	$(31)

Operating loss	$(527)	$(98)	$(762)	$(75)
First Data operating (loss) income	(94)	26	(291)	(183)
Combined adjustments:
Merger and integration costs	194	15	289	45
Severance and restructuring costs	34	18	68	70
Amortization of acquisition-related intangible assets	300	40	389	120
Gain on sale of businesses	—	(114)	(7)	(341)
Adjusted operating loss	$(93)	$(113)	$(314)	$(364)

See page 3 for disclosures related to the use of non-GAAP financial measures.
Operating margin percentages are calculated using actual, unrounded amounts.

[1]
Represents the financial results of First Data prior to the date of acquisition. For the three and nine months ended September 30, 2019, this includes the results of First Data from July 1, 2019 through July 28, 2019 and from January 1, 2019 through July 28, 2019, respectively. For the three and nine months ended September 30, 2018, this includes the results of First Data from July 1, 2018 through September 30, 2018 and from January 1, 2018 through September 30, 2018, respectively.

[2]	Represents the elimination of intercompany revenue and expense between First Data and the company.

[3]	Adjustment reflects the conformity of historical amounts to be consistent with the combined company's Output Solutions postage reimbursements.

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[4]
Represents an adjustment primarily related to the company's joint venture with Bank of America. The company and Bank of America jointly announced the dissolution of the Banc of America Merchant Services joint venture ("BAMS"), to be effective June 2020. The company owns 51% of BAMS and BAMS' financial results are 100% consolidated into the company's financial statements for GAAP reporting purposes. Upon dissolution of the joint venture, the company is entitled to receive a 51% share of the joint venture's value via an agreed upon contractual process. In addition, Bank of America has the right to require the company to continue providing merchant processing and related services to the joint venture clients allocated to Bank of America in the dissolution of the joint venture through June 2023 at current pricing. The company anticipates an ongoing relationship with Bank of America to provide processing and other support services to other Bank of America merchant clients following the joint venture's dissolution. The non-GAAP adjustment reduces adjusted revenue and adjusted operating income by the joint venture revenue and expense that is not expected to be retained by the company upon dissolution and is partially offset by an increase to processing and services revenue.

[5]
Represents the results of First Data less amounts included in Corporate and Other consisting of intercompany eliminations, unallocated corporate expenses and other activities that are not considered when management evaluates First Data segment performance.

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Fiserv, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)
	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$673	$901
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	386	278
Amortization of acquisition-related intangible assets	476	120
Amortization of financing costs, debt discounts and other	116	8
Net foreign currency gain on financing activities	(50)	—
Share-based compensation	121	54
Deferred income taxes	26	105
Gain on sale of business	(10)	(227)
Income from investments in unconsolidated affiliates	(12)	(8)
Distributions from unconsolidated affiliates	6	1
Settlement of interest rate hedge contracts	(183)	—
Other operating activities	(3)	11
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	151	(29)
Prepaid expenses and other assets	(41)	(63)
Contract costs	(141)	(107)
Accounts payable and other liabilities	117	48
Contract liabilities	(15)	(111)
Net cash provided by operating activities	1,617	981

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(431)	(263)
Proceeds from sale of businesses	39	419
Payments for acquisition of business, net of cash acquired	(16,004)	—
Distributions from unconsolidated affiliates	85	—
Purchases of investments	(4)	—
Other investing activities	6	(13)
Net cash (used in) provided by investing activities	(16,309)	143

Cash flows from financing activities
Debt proceeds	18,855	3,627
Debt repayments	(3,051)	(3,256)
Payments of debt financing, redemption and other costs	(247)	—
Proceeds from issuance of treasury stock	116	60
Purchases of treasury stock, including employee shares withheld for tax obligations	(271)	(1,254)
Distributions paid to noncontrolling interests and redeemable noncontrolling interest	(46)	—
Other financing activities	(5)	4
Net cash provided by (used in) financing activities	15,351	(819)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4)	—
Net change in cash, cash equivalents, and restricted cash	655	305
Net cash flows from discontinued operations	—	43
Cash, cash equivalents, and restricted cash beginning balance	415	325
Cash, cash equivalents, and restricted cash ending balance	$1,070	$673

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Fiserv, Inc.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$1,028	$415
Trade accounts receivable – net	2,653	1,049
Prepaid expenses and other current assets	1,330	274
Settlement assets	12,980	486
Total current assets	17,991	2,224

Property and equipment – net	1,639	398
Customer relationships – net	14,540	1,348
Other intangible assets – net	3,197	795
Goodwill	35,517	5,702
Contract costs – net	481	419
Investments in unconsolidated affiliates	2,618	65
Other long-term assets	1,881	311
Total assets	$77,864	$11,262

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$2,901	$1,146
Short-term and current maturities of long-term debt	368	4
Contract liabilities	412	380
Settlement obligations	12,980	480
Total current liabilities	16,661	2,010

Long-term debt	22,123	5,955
Deferred income taxes	4,110	745
Long-term contract liabilities	129	89
Other long-term liabilities	989	170
Total liabilities	44,012	8,969

Redeemable noncontrolling interest	92	—

Fiserv shareholders' equity	32,669	2,293
Noncontrolling interests	1,091	—
Total equity	33,760	2,293
Total liabilities and equity	$77,864	$11,262

News Release

Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information
(In millions, unaudited)

Internal Revenue Growth	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Growth	2019	2018	Growth

Total Company
Adjusted revenue	$3,617	$3,436		$10,733	$10,316
Currency impact [1]	43	—		193	—
Acquisition adjustments	(50)	—		(152)	—
Divestiture adjustments	(9)	(48)		(27)	(208)
Internal revenue	$3,601	$3,388	6%	$10,747	$10,108	6%

First Data
Adjusted revenue	$2,168	$2,095		$6,416	$6,267
Currency impact [1]	41	—		186	—
Acquisition adjustments	(9)	—		(20)	—
Divestiture adjustments	—	(38)		—	(134)
Internal revenue	$2,200	$2,057	7%	$6,582	$6,133	7%

Payments
Adjusted revenue	$861	$773		$2,546	$2,300
Currency impact [1]	1	—		4	—
Acquisition adjustments	(40)	—		(131)	—
Internal revenue	$822	$773	6%	$2,419	$2,300	5%

Financial
Adjusted revenue	$596	$574		$1,798	$1,780
Currency impact [1]	1	—		3	—
Acquisition adjustments	(1)	—		(1)	—
Divestiture adjustments	—	—		—	(54)
Internal revenue	$596	$574	4%	$1,800	$1,726	4%

Corporate and Other
Adjusted revenue	$(8)	$(6)		$(27)	$(31)
Divestiture adjustments	(9)	(10)		(27)	(20)
Internal revenue	$(17)	$(16)	n/m	$(54)	$(51)	n/m

See page 3 for disclosures related to the use of non-GAAP financial measures.
Internal revenue growth is calculated using actual, unrounded amounts.

[1]
Currency impact is measured as the increase or decrease in adjusted revenue for the current period by applying prior period foreign currency exchange rates to present a constant currency comparison to prior periods.

News Release

Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information (cont.)
(In millions, unaudited)

Free Cash Flow	Nine Months Ended September 30,
	2019	2018

Net cash provided by operating activities	$1,617	$981
First Data net cash provided by operating activities [1]	1,370	1,809
First Data payments for contract assets [2]	(51)	(62)
Combined net cash provided by operating activities	2,936	2,728
Combined capital expenditures	(828)	(653)
Combined adjustments:
Distributions paid to noncontrolling interests and redeemable noncontrolling interest	(199)	(193)
Distributions from unconsolidated affiliates [3]	85	—
Severance, restructuring, merger and integration payments	202	158
Settlement of interest rate hedge contracts	183	—
Tax reform payments	—	23
Tax payments on adjustments and debt financing	(72)	(25)
Other	(4)	(1)
Free cash flow	$2,303	$2,037

See page 3 for disclosures related to the use of non-GAAP financial measures.

[1]
Represents the financial results of First Data prior to the date of acquisition. For the nine months ended September 30, 2019, this includes the results of First Data from January 1, 2019 through July 28, 2019. For the nine months ended September 30, 2018, this includes the results of First Data from January 1, 2018 through September 30, 2018.

[2]	Represents the conformity of First Data's historical classification of payments for contract assets to be consistent with the company's classification and treatment.

[3]
Distributions from unconsolidated affiliates totaled $190 million and $191 million for the nine months ended September 30, 2019 and 2018, respectively, of which $105 million and $191 million of the distributions are recorded within First Data net cash provided by operating activities.

News Release

Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information (cont.)
(In millions, unaudited)

Total Amortization[1]	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Acquisition-related intangible assets	$387	$40	$476	$120
Capitalized software	40	35	117	101
Purchased software	32	12	57	35
Financing costs, debt discounts and other	11	3	116	9
Sales commissions	20	18	61	58
Deferred conversion costs	6	5	16	15
Total amortization	$496	$113	$843	$338

First Data acquisition-related intangible assets	$33	$107	$233	$325
First Data capitalized software	10	23	62	68
First Data purchased software	11	30	72	89
First Data financing costs, debt discounts and other	—	4	7	13
First Data sales commissions	—	—	—	—
First Data deferred conversion costs	4	10	22	30
Total First Data amortization [2]	$58	$174	$396	$525

Combined acquisition-related intangible assets	$420	$147	$709	$445
Combined capitalized software	50	58	179	169
Combined purchased software	43	42	129	124
Combined financing costs, debt discounts and other	11	7	123	22
Combined sales commissions	20	18	61	58
Combined deferred conversion costs	10	15	38	45
Total combined amortization	$554	$287	$1,239	$863

[1]
The company adjusts its non-GAAP results to exclude amortization of acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions (see corresponding adjustment on page 8). The adjustment for acquired First Data software/technology excludes only the incremental amortization related to the fair value purchase accounting allocation. Management believes that the adjustment of acquisition-related intangible asset amortization supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

[2]
Represents the financial results of First Data prior to the date of acquisition. For the three and nine months ended September 30, 2019, this includes the results of First Data from July 1, 2019 through July 28, 2019 and from January 1, 2019 through July 28, 2019, respectively. For the three and nine months ended September 30, 2018, this includes the results of First Data from July 1, 2018 through September 30, 2018 and from January 1, 2018 through September 30, 2018, respectively.

News Release

Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures
Internal Revenue Growth - The company's internal revenue growth outlook for 2019 excludes the impact of foreign currency fluctuations, acquisitions, dispositions and the impact of the company's Output Solutions postage reimbursements and merchant services adjustments, and includes deferred revenue purchase accounting adjustments. Additionally, the internal revenue growth outlook is calculated based on the combined results of Fiserv and First Data. On a GAAP basis, the financial results of First Data are included in the consolidated results of Fiserv from the date of acquisition. Therefore, the company expects GAAP revenue growth to be significantly higher than internal revenue growth.
Adjusted Earnings Per Share - The company's adjusted earnings per share outlook for 2019 excludes certain non-cash or other items which should enhance shareholders' ability to evaluate the company's performance, as such measures provide additional insights into the factors and trends affecting its business. Non-cash or other items may be significant and include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions; non-cash intangible asset amortization expense associated with acquisitions; non-cash impairment charges; severance and restructuring costs; net charges associated with debt financing activities including foreign currency transaction gains, early debt extinguishment and bridge financing costs; merger and integration costs; gains or losses from the sale of businesses; and certain discrete tax benefits and expenses. The company estimates that the amortization expense with respect to acquired intangible assets as of September 30, 2019 will be approximately $1.0 billion in 2019. Other adjustments to earnings per share that have been incurred to date are presented on page 8. Estimates of these other adjustments on a forward-looking basis are not available due to the variability, complexity and limited visibility of these items.
The company's adjusted earnings per share growth outlook for 2019 reflects 2018 performance recalculated to include the historical results of First Data on an adjusted combined company basis. The information below is presented with a reconciliation to the most comparable GAAP measure.

News Release

Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures (cont.)

2018 GAAP net income	$1,187
2018 GAAP net income attributable to First Data	1,005
2018 combined net income attributable to Fiserv	2,192
Combined adjustments:
Merger and integration costs [1]	55
Severance and restructuring costs [2]	155
Amortization of acquisition-related intangible assets [3]	594
Debt financing activities [4]	167
Impact of divestitures [5]	(28)
Non wholly-owned entity activities [6]	(33)
Tax impact of adjustments [7]	(209)
Gain on sale of businesses [5]	(424)
Tax impact of gain on sale of businesses [7]	90
Discrete tax items [8]	(127)
2018 adjusted net income	$2,432

Weighted average common shares outstanding - diluted	413.7
Issuance of shares for combination	286.3
Dilutive impact of exchanged equity awards	7.8
Combined weighted average common shares outstanding - diluted [9]	707.8

2018 GAAP earnings per share [9]	$2.87

2018 combined earnings per share [9]	$3.10

Combined adjustments - net of income taxes
Merger and integration costs [1]	0.06
Severance and restructuring costs [2]	0.17
Amortization of acquisition-related intangible assets [3]	0.65
Debt financing activities [4]	0.18
Impact of divestitures [5]	(0.03)
Non wholly-owned entity activities [6]	(0.04)
Gain on sale of businesses [5]	(0.48)
Discrete tax items [8]	(0.18)

2018 adjusted earnings per share	$3.44

2019 adjusted earnings per share outlook	$3.98 - $4.02
2019 adjusted earnings per share growth outlook	16% - 17%

In millions, except per share amounts, unaudited. Earnings per share is calculated using actual, unrounded amounts.
See page 3 for disclosures related to the use of non-GAAP financial measures.

News Release

[1]	Represents acquisition and related integration costs incurred as a result of the company's various acquisitions.

[2]	Represents severance and other costs associated with the achievement of ongoing expense management initiatives, including real estate and data center consolidation activities.

[3]
Represents amortization of intangible assets acquired through various acquisitions, including customer relationships, software/technology, and tradenames. This adjustment does not exclude the amortization of other intangible assets such as contract assets (sales commissions and deferred conversion costs), capitalized and purchased software, and financing costs and debt discounts. See additional information on page 17 for an analysis of the company's amortization expense.

[4]
Represents losses on early debt extinguishment primarily associated with the redemption of First Data's 7.0% senior notes and the company's 4.625% senior notes with aggregate principal amounts of $3.4 billion and $450 million, respectively.

[5]
Represents the earnings attributable to divested businesses and the gain on the associated divestiture transactions. The divested businesses include First Data's card processing business in Central and Southeastern Europe, First Data's remittance processing business, and a 55% interest in Fiserv's Lending Solutions business in September 2018, August 2018 and March 2018, respectively.

[6]
Represents the company's share of amortization of acquisition-related intangible assets at its unconsolidated affiliates, as well as the minority interest share of amortization of acquisition-related intangible assets at its subsidiaries in which it holds a controlling financial interest.

[7]
The tax impact of adjustments is calculated using a tax rate of 23%, which is expected to approximate the combined company's annual effective tax rate, exclusive of the actual tax impacts associated with the gain on sale of businesses.

[8]	Represents certain discrete tax items, such as tax effects associated with U.S. federal tax reform and tax impacts from valuation allowance releases and tax reserves.

[9]
GAAP earnings per share is computed by dividing GAAP net income by the weighted-average number of common shares outstanding - diluted during the period. Combined earnings per share is computed by dividing combined net income attributable to Fiserv by the combined weighted average common shares outstanding - diluted during the period. The combined weighted average common shares outstanding - diluted is computed based on the historical Fiserv weighted average shares outstanding - diluted determined in accordance with GAAP, adjusted to include the Fiserv shares issued as merger consideration and shares subject to First Data equity awards assumed by Fiserv in connection with the First Data acquisition for the period.

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